Exhibit 2.3

Description of rights of common shares and American Depositary Shares registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

The following description is a summary of certain information relating to our share capital, certain provisions of our restated articles of association, the Belgian Companies and Associations Code and the deposit agreement governing the American Depositary Shares, or ADSs, each representing one common share. Common shares underlying the ADSs are held by The Bank of New York Mellon, as depositary. We last amended our articles of association on March 12, 2026.

Because this description is a summary, it may not contain all information which is important to you. Accordingly, this description is qualified entirely by references to our articles of association and the Belgian Companies and Associations Code. Copies of our articles of association are publicly available as Exhibit 1.1 to our Annual Report on Form 20-F, or the Annual Report.

The following also includes comparisons of certain provisions of our articles of association and the Belgian Companies and Associations Code applicable to us, and the Delaware General Corporation Law, or the DGCL, the law under which many publicly listed companies in the United States are incorporated. Because such statements are summaries, they do not address all aspects of Belgian law that may be relevant to us and our shareholders or all aspects of the DGCL which may differ from Belgian law. This summary is not intended to be a complete discussion of the respective rights and it is qualified entirely by reference to the Belgian Companies and Associations Code applicable to us and the DGCL.

Share capital

Our share capital is represented by registered common shares without nominal or par value. Our share capital is fully paid-up. Following the closing of our IPO, there are no separate classes of shares.

In connection with the closing of our IPO, all outstanding preferred shares converted into common shares, we issued common shares to argenx BV upon the conversion of the profit-sharing certificate and we effected a stock split of our outstanding common shares.

As of March 31, 2026, our share capital consists of 49,247,975 common shares, without nominal or par value.

Our ADSs have been approved for listing on the Nasdaq Global Select Market under the symbol “AGMB.”

Common shares

The following summarizes the main rights of holders of our common shares:

•	each holder of common shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the appointment of directors;
•	there are no cumulative voting rights;
•	the holders of our common shares are entitled to dividends and other distributions as may be declared from time to time by us out of funds legally available for that purpose, if any;
•

upon our liquidation and dissolution, the holders of common shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities; and

•

the holders of our common shares have pre-emption rights in case of share issuances or the grant of rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Belgian law and our articles of association.

Options/Warrants

Vested ESOP warrants granted under the Company’s Employee Stock Option Plans are exercisable into common shares subject to the terms and conditions of such plans.

Articles of association and other share information

Corporate profile

Our legal and commercial name is “AgomAb Therapeutics.” We are a limited liability company incorporated in the form of a naamloze vennootschap / société anonyme under Belgian law. We are registered with the Register of Legal Entities of Antwerp (section Antwerp) under the registration number 0674.527.310. Our registered office and our headquarters are located at Posthoflei 1/ 6, 2600 Antwerpen, Belgium. We were incorporated on April 13, 2017 for an unlimited duration. Our financial year runs from January 1 through December 31.

Corporate purpose

According to Article 3 of our articles of association, our corporate purpose is as follows:

“The Company has as its object, in Belgium as well as abroad, on its own behalf as well as on behalf of third parties, alone or in participation with third parties:

(a)the scientific research, the clinical study, the identification, the testing, analysis and evaluation, of biological, chemical or natural products with therapeutic or diagnostic potential in the life science area in general and in the pharmaceutical, medical, chemical, veterinary sectors in particular, and the production, the marketing, the exploitation, the granting or taking of a license and in general performing all possible transactions regarding any pharmaceutical or affiliated products and formulations;

(b)the worldwide distribution of, selling of and providing services with regard to the products of the Company directly to clients and also via third parties;

(c)the setting up of, participating in, managing of, monitoring of and collaborating with companies and other enterprises, obtaining, maintaining, selling or by other means managing of participations and interests in other companies and enterprises;

(d)the financing of companies and other enterprises, borrowing, lending and collecting of funds, the participation in financial transactions, including the issuance of bonds, debentures or other securities, and concluding of all agreements somehow related thereto, to enterprises and companies connected to the Company in a group and to third parties;

(e)providing guarantees, binding of the Company and encumbering assets of the Company for the benefit of enterprises and companies with which the Company is affiliated in a group and for the benefit of third parties;

(f)to acquire, manage, exploit and dispose of movable goods, immovable property and all asset values in general;

(g)to trade in currencies, securities, movable goods, immovable property and asset values in general;

(h)to acquire, exploit and trade in patents, trademarks, licenses, know-how and other industrial property rights;

(i)to perform all types of industrial, financial and commercial activities.

The Company may perform all civil, industrial, commercial, movable or immovable operations, directly or indirectly, totally or partially related to any section of its purpose, or that are of such a nature to enlarge the realization of its purpose or to facilitate it.

The Company may in any way, participate in all companies or enterprises with a similar or a related purpose, or whose purposes are of such a nature to facilitate the realization of its own purpose.

The Company may also enter into any agreement of cooperation, rationalization, association or other with such companies or enterprises.

The Company may provide a guarantee or provide security, both by providing personal rights or rights in rem for the benefit of any physical or legal person, whether or not affiliated. It may execute the role of director, managing director (zaakvoerder/gérant) and liquidator.”

Board of directors

Belgian law does not specifically regulate the ability of directors to borrow money from our company.

Article 7:96 of the Belgian Companies and Associations Code provides that if one of our directors has a direct or indirect interest of a patrimonial nature that conflicts with the interest of the Company in connection with a resolution or transaction that falls within the powers of our board of directors, the director concerned must inform our other directors of this matter before our board of directors makes any decision on the relevant resolution or transaction. The statutory auditor must also be notified. The director may neither participate in the deliberation nor vote on the conflicting resolution or transaction. An excerpt from the minutes of the meeting of our board of directors that sets forth the financial impact of the matter on us and justifies the decision of our board of directors must be published in our annual report. The statutory auditor’s report to the annual accounts must contain a description of the financial impact on us of each of the decisions of our board of directors where director conflicts arise. If all directors have a conflict of interest, the resolution or transaction shall be submitted for approval to the shareholders’ meeting.

There are no outstanding loans granted by our Company to any of the members of the board of directors and members of the executive management, nor are there any guarantees provided by our Company for the benefit of any of the members of the board of directors and members of the executive management.

Our articles of association provide that the Company can, to the greatest extent permitted by applicable law, take out insurance coverage in order to cover liability of the directors and agents of the Company and its subsidiaries.

None of the members of the board of directors and members of the executive management has a family relationship with any other of the members of the board of directors and members of the executive management.

The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (i) the material facts as to the director’s relationship or interest and as to the transaction are disclosed and a majority of disinterested directors consent, (ii) the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent or (iii) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

We rely on a provision in the Listing Rules of Nasdaq that allows us to follow Belgian corporate law with respect to certain aspects of corporate governance. This allows us to continue following certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on Nasdaq. In particular, the Listing Rules of Nasdaq require a majority of the directors of a listed U.S. company to be independent, whereas pursuant to Belgian law, we are not subject to any legal requirement to have any independent directors. Our board of directors currently comprises five independent directors and one non-independent director. See Item 6 (“Directors, Senior Management and Employees”) of the Annual Report. The Listing Rules of Nasdaq further require that each of the nominating, compensation and audit committees of a listed U.S. company be comprised entirely of independent directors. All members of our Audit Committee are independent as determined under Rule 10A-3 under the Exchange Act and the applicable rules of Nasdaq. See Item 6 (“Directors, Senior Management and Employees”) of the Annual Report.

Limitations on director liability

Under Belgian law, our company’s directors may be liable for damages to our company in the case of improper performance of their duties. Our company’s directors may be liable to our company and to third parties for infringement of our company’s articles of association, Belgian company law (including the Belgian Companies and Associations Code) and, under certain circumstances, pursuant to Belgian tort, bankruptcy, social security or tax laws. Under certain circumstances, directors may be criminally liable.

The company maintains liability insurance for the company’s directors and officers, including insurance against liability under the Securities Act.

The Belgian Companies and Associations Code includes a cap on liability for directors (including persons in charge of daily management) for any damages they cause due to mismanagement, including breaches of the articles of association and the Belgian Companies and Associations Code. This liability cap applies towards the company and third parties. For the company, the cap currently amounts to EUR 12,000,000.00 (subject to indexation). The cap applies irrespective of the number of claimants or defendants for the same (set of) facts. However, the cap does not apply to repetitive minor misconduct, serious error or cases of fraud or intent to harm. Furthermore, the cap does not apply to directors’ liability under the special liability regimes relating to payment of withholding tax, VAT and social security contributions, and in certain other technical cases provided for by the Belgian Companies and Associations Code.

Certain of the company’s non-executive directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of the company’s board of directors.

Under Delaware law, a corporation’s certificate of incorporation may generally include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•any breach of the director’s duty of loyalty to the corporation or its stockholders;

•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•intentional or negligent payment of unlawful dividends or stock purchases or redemptions;

•claims with respect to unlawful payment of dividends and unlawful stock purchases and redemptions; or

•any transaction from which the director derives an improper personal benefit.

Form and transferability of our shares

All of our shares rank pari passu in all respects with all other existing and outstanding shares of the Company.

All of our shares belong to the same class of securities and are in registered form.

All of our outstanding shares are fully paid-up and freely transferable, subject to any contractual restrictions.

Currency

Our share capital, which is represented by our outstanding common shares, is denominated in Euros.

Changes to our share capital

In principle, changes to our share capital are decided by our shareholders. Our shareholders may at any time at a shareholders’ meeting decide to increase or decrease our share capital. Such resolution must satisfy the quorum and majority requirements that apply to an amendment of the articles of association, as described below in “—Description of the rights and benefits attached to our shares—Right to attend and vote at our shareholders’ meeting—Quorum and majority requirements.” No shareholder is liable to make any further contribution to our share capital other than with respect to shares held by such shareholder that are not fully paid-up.

Share capital increases by our board of directors

Subject to the quorum and majority requirements described below in “—Description of the rights and benefits attached to our shares—Right to attend and vote at our shareholders’ meeting—Quorum and majority requirements,” our shareholders’ meeting may authorize our board of directors, within certain limits, to increase our share capital without any further approval of our shareholders. A capital increase that is authorized in this manner is referred to as “authorized capital”. This authorization needs to be limited in time, meaning that it can only be granted for a renewable period of a maximum of five years.

By virtue of the resolution of the extraordinary general shareholders’ meeting of the Company held on January 15, 2026, as published by excerpt in the Annexes to the Belgian Official Gazette (Belgisch Staatsblad/ Moniteur belge) on April 8, 2026, the board of directors of the Company has been granted certain powers to increase our share capital in the framework of the authorized capital. The powers under the authorized capital have been set out in article six of the Company’s articles of association, and currently provide that the board of directors is authorized to increase the share capital of the company on one or several occasions by a maximum aggregate amount of EUR 302,993,346.72.

Within the framework of the authorized capital, the board of directors may increase the share capital by contributions in cash or in kind, by capitalization of reserves, whether available or unavailable for distribution, and capitalization of issue premiums, with or without the issuance of new shares, for no consideration or for consideration with an issue price below, at, or above the fractional value of the then existing shares, with or without voting rights, that will have the rights as will be determined by the board of directors. The board of directors is also authorized to use this authorization for the issuance of convertible bonds or subscription rights, bonds with subscription rights or other securities. The board of directors is also authorized, when exercising its powers within the framework of the authorized capital, to restrict or cancel, in the interest of the company, the preferential subscription rights of the shareholders. This restriction or cancellation of the preferential subscription rights can also be done in favor of members of the personnel of our company or of its subsidiaries, or in favor of one or more persons other than members of the personnel of our company or of its subsidiaries.

Preferential subscription rights

In the event of a share capital increase for cash through the issuance of new shares, or in the event we issue convertible bonds or subscription rights (warrants), our then existing shareholders will have a preferential right to subscribe, pro rata, to the new shares, convertible bonds or subscription rights (warrants). These preferential subscription rights are transferable during the subscription period. Our board of directors can decide that preferential subscription rights that were not exercised by any shareholders shall accrue proportionally to the other shareholders that have already exercised their preferential subscription rights, and can fix the practical terms for such subscription.

Our shareholders may, at a shareholders’ meeting, decide to limit or cancel this preferential subscription right, subject to special reporting requirements. Such decision by the shareholders must satisfy the same quorum and majority requirements as the decision to increase our share capital.

Shareholders may also decide to authorize our board of directors to limit or cancel the preferential subscription right within the framework of the authorized capital, subject to the terms and conditions set forth in the Belgian Companies and Associations Code and the relevant authorization. As mentioned above, our board of directors has the authority to increase the share capital within the framework of the authorized capital, and the right to limit or cancel the preferential subscription right within the framework of the authorized capital. The powers under the authorized capital have been set out in article six of the articles of association. See also “—Share capital increases by our board of directors” above.

Generally, unless expressly authorized in advance by the shareholders’ meeting, the authorization of our board of directors to increase the share capital through contributions in cash with cancellation or limitation of the preferential subscription right of the existing shareholders is suspended as of the notification to us by the Belgian Financial Services and Markets Authority, or the FSMA, of a public takeover bid on our financial instruments.

Our shareholders’ meeting did not grant such express authorization to our board of directors. See also “—Share capital increases by our board of directors” above.

Under the DGCL, stockholders of a Delaware corporation have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the corporation’s certificate of incorporation.

Purchases/acquisitions and sales of our own shares

We may acquire, pledge and dispose of our own shares, profit certificates or associated certificates at the conditions provided for by articles 7:215 and following of the Belgian Companies and Associations Code. These conditions include a prior shareholders’ resolution approved by at least 75% of the votes validly cast at a general shareholders’ meeting (whereby abstentions are not included in the numerator nor in the denominator) where at least 50% of the share capital are present or represented. In the event where the aforementioned 50% quorum is not present or represented at the first general shareholders’ meeting, a second general shareholders’ meeting needs to be convened through a new notice. The second general shareholders’ meeting may validly deliberate and decide regardless of the number of shares present or represented. The special 75% majority requirements, however, remain applicable.

Furthermore, shares can only be acquired with funds that would otherwise be available for distribution as a dividend to the shareholders and the transaction must relate to fully paid-up shares or associated certificates. Furthermore, an offer to purchase shares must be made by way of an offer to all shareholders under the same conditions.

Generally, the general shareholders’ meeting or the articles of association determine the amount of shares, profit certificates or certificates that can be acquired, the duration of such an authorization which cannot exceed five years as from the publication of the proposed resolution as well as the minimum and maximum price that the board of directors can pay for the shares. The prior approval by the shareholders is not required if we purchase the shares to offer them to our personnel, in which case the shares must be transferred within a period of 12 months as from their acquisition.

We may, without prior authorization by the general shareholders’ meeting, dispose of the Company’s own shares, profit certificates or associated certificates in the limited number of situations set out in article 7:218 of the Belgian Companies and Associations Code.

As of the date of our Annual Report, our Company does not hold any own shares.

Under the DGCL, a Delaware corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation.

Description of the rights and benefits attached to our shares

Right to attend and vote at our shareholders’ meetings

Annual shareholders’ meeting

Our annual general shareholders’ meeting will be held at the registered office of our Company (in Belgium) or at the place determined in the notice convening the general shareholders’ meeting. The meeting will be held every year on the last Tuesday of May at 04:00 p.m. (Belgian time). If this day would be a Belgian public holiday, the annual general shareholders’ meeting shall be held on the next business day. At our annual general shareholders’ meeting, the board of directors submits to the shareholders the audited non-consolidated and consolidated annual financial statements and the reports of the board of directors and of the statutory auditor with respect thereto.

The general shareholders’ meeting then decides on the approval of the statutory annual financial statements, the proposed allocation of the Company’s profit or loss, the release from liability of the directors and the statutory auditor, and, when applicable, the (re-)appointment or dismissal of the statutory auditor and/or of all or certain directors. In addition, as relevant, the general shareholders’ meeting must also decide on the approval of the remuneration of the directors and statutory auditor for the exercise of their mandate (see also “—Voting rights attached to the common shares” below).

Special and extraordinary shareholders’ meetings

Our board of directors or the statutory auditor (or the liquidators, if appropriate) may, whenever our interests so requires, convene a special or extraordinary shareholders’ meeting. Pursuant to article 7:126 of the Belgian Companies and Associations Code, such general shareholders’ meeting must also be convened when one or more shareholders holding, alone or together, at least 10% of our company’s share capital so request. Shareholders that do not hold at least 10% of our share capital do not have the right to have the general shareholders’ meeting convened.

Under the DGCL, special meetings of the stockholders of a Delaware corporation may be called by such person or persons as may be authorized by the certificate of incorporation or by the bylaws of the corporation, or if not so designated, as determined by the board of directors. Stockholders generally do not have the right to call meetings of stockholders unless that right is granted in the certificate of incorporation or the bylaws.

Notices convening shareholders’ meetings

Notices convening our shareholders’ meeting must state the place, date and hour of the meeting, must include an agenda indicating the items to be discussed and the proposed resolutions that will be submitted at the meeting, and will be published at least 15 calendar days prior to the general shareholders’ meeting on our company’s website. At the same time as its publication, the convening notice must also be sent to the holders of registered shares, holders of registered convertible bonds, holders of registered subscription rights (warrants), holders of registered certificates issued with the co-operation of the Company (if any), and, as the case may be, to the directors and statutory auditor of the Company. This communication needs to be made by e-mail unless the addressee has informed the Company that it wishes to receive the relevant documentation by another equivalent means of communication. If the relevant addressee does not have an e-mail address or if it did not inform the Company thereof, the relevant documentation will be sent by ordinary mail. The aforementioned convening rules apply for as long as the company’s shares and subscription rights remain in registered form.

See also “—Voting Rights attached to the common shares” below. The term of 15 calendar days prior to the general shareholders’ meeting for the publication and distribution of the convening notice can be reduced to 10 calendar days for a second meeting if, as the case may be, the applicable quorum for the meeting is not reached at the first meeting, the date of the second meeting was mentioned in the notice for the first meeting and no new item is put on the agenda of the second meeting. See also further below under “—Quorum and majority requirements.”

Notices of all our shareholders’ meetings and all documents submitted to such meetings, such as special board and auditor’s reports, will also be published on our website.

Under the DGCL, unless otherwise provided in the certificate of incorporation or by-laws, written notice of any meeting of the stockholders of a Delaware corporation must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and, in the case of a special meeting, the purpose of the meeting.

Admission to meetings

All holders of shares, subscription rights (warrants), profit-sharing certificates, non-voting shares, convertible bonds, or other securities issued by our Company, as the case may be, and all holders of certificates issued with the co-operation of our Company (if any) can attend the general shareholders’ meetings insofar as the law or the articles of association entitle them to do so and, as the case may be, give them the right to participate in voting. The articles of association determine the formalities that shareholders need to fulfill to be admitted to the general shareholders’ meeting. As the case may be, the formalities for the registration of securities holders, and the notification of our Company must be described in the notice convening the general shareholders’ meeting.

The board of directors shall have the ability to determine that the right to attend the general shareholders’ meetings and to exercise the voting right at such meetings (as the case may be) is determined by the registration of the ownership of the securities concerned in the name of the holder of such securities on the third business day prior to the date of the relevant general shareholders’ meeting (or such other date as shall be set out in the notice convening the general shareholders’ meeting, but which cannot be earlier than the 15th calendar date before the relevant general shareholders’ meeting), at midnight at the end of such day (Brussels time) (such date and hour being the relevant registration date), by means of the registration of such securities in the relevant (portion of the split) register book for such securities, or in the accounts of a certified account holder or relevant settlement institution for the securities concerned. The board of directors may also make participation to the general shareholders’ meetings dependent on a requirement of notification by the securities holders concerned to the Company, or to the person appointed for this purpose by the Company, on a date to be determined by the board of directors before the date of the scheduled meeting, that such securities holder intends to attend the meeting, stating the number of securities with which such securities holder wishes to participate. The manner in which such notification must be made (as the case may be) must be set out in the notice convening the general shareholders’ meeting.

Electronic participation

Our board of directors has the possibility to organize the general shareholders’ meeting by means of electronic communication which must (i) allow our company to verify the capacity and identity of the shareholders using it; (ii) at least enable (a) the securities holders to directly, simultaneously and continuously follow the discussions during the meeting and (b) the shareholders to exercise their voting rights on all points on which the general shareholders’ meeting is required to take a decision; and (iii) allow the securities holders to actively participate to the deliberations and to ask questions during the meeting.

Voting by proxy or remote voting

Each shareholder has, subject to compliance with the requirements set forth above under “—Admission to meetings”, the right to attend a general shareholders’ meeting and to vote at the general shareholders’ meeting in person or through a proxy holder, who need not be a shareholder. The appointment of a proxy holder must be made in accordance with the applicable rules of Belgian law, including in relation to conflicts of interest and the keeping of a register.

The notice convening the meeting may allow shareholders to vote remotely in relation to the general shareholders’ meeting, by sending a paper form or, if specifically allowed in the notice convening the meeting, by sending a form electronically (in which case the form shall be signed by means of an electronic signature in accordance with applicable Belgian law). These forms shall be made available by our company. The original signed paper form must be received by our company within the term specified by the articles of association. Voting through the signed electronic form may occur until the last calendar day before the meeting.

Our company may also organize a remote vote in relation to the general shareholders’ meeting through other electronic communication methods, such as, among others, through one or several websites. Our company shall specify the practical terms of any such remote vote in the convening notice.

When votes are cast electronically, an electronic confirmation of receipt of the votes is sent to the relevant shareholders that cast the vote. After the general shareholders’ meeting, shareholders can obtain, at least upon request (which must be made no later than three months after the vote), the confirmation that their votes have been validly recorded and taken into account by the Company, unless that information is already available to them.

Holders of securities who wish to be represented by proxy or vote remotely must, in any case comply with the formalities to attend the meeting, as explained under “—Admission to Meetings.” Holders of shares without voting rights, profit-sharing certificates without voting rights, convertible bonds, subscription rights (warrants) or certificates issued with the cooperation of our company may attend the general shareholders’ meeting but only with an advisory vote.

Voting rights attached to the common shares

Each shareholder of the Company is entitled to one vote per common share. Shareholders may vote by proxy, subject to the rules described in “—Right to attend and vote at general shareholders’ meetings” and “—Voting by proxy or remote voting.”

Voting rights can also be suspended in relation to shares:

•which are not fully paid-up, notwithstanding the request thereto of our board of directors;

•to which more than one person is entitled or on which more than one person has rights in rem (zakelijke rechten/ droits réels), except in the event a single representative is appointed for the exercise of the voting right vis-à- vis our company;

•which entitle their holder to voting rights above the threshold of 25% of the total number of voting rights attached to the outstanding financial instruments of our company on the date of the relevant general shareholders’ meeting, in the event that the relevant shareholder has not notified us at least 20 calendar days prior to the date of our general shareholders’ meeting in accordance with the applicable rules of the Belgian Companies and Associations Code; or

•of which the voting right was suspended by a competent court.

Pursuant to the Belgian Companies and Associations Code, the voting rights attached to shares owned by the Company, or a person acting in its own name but on behalf of the Company, or acquired by a subsidiary of the Company, as the case may be, are suspended.

Generally, the general shareholders’ meeting has sole authority with respect to:

•the approval of the annual financial statements of our company;

•the distribution of profits (except interim dividends (see “—Dividends”));

•the appointment and dismissal of directors of our company;

•the appointment and dismissal of the statutory auditor of our company;

•the granting of release from liability to the directors and the statutory auditor of our company;

•the determination of the remuneration of the directors and of the statutory auditor for the exercise of their mandate;

•the filing of a claim for liability against directors;

•the decisions relating to the dissolution, merger and certain other reorganizations of our company; and

•the approval of amendments to our articles of association.

Quorum and majority requirements

In general, there is no attendance quorum requirement for a general shareholders’ meeting and decisions are passed with a simple majority of the votes of the shares present or represented. However, capital increases (other than those decided by the board of directors pursuant to the authorized capital), decisions with respect to our company’s dissolution, mergers, de-mergers and certain other reorganizations of our company, amendments to the articles of association (other than an amendment of the corporate purpose), and certain other matters referred to in the Belgian Companies and Associations Code do not only require the presence or representation of at least 50% of the share capital of our company but also a majority of at least 75% of the votes cast (whereby abstentions are not included in the numerator nor in the denominator). An amendment of our company’s corporate purpose requires the approval of at least 80% of the votes cast at a general shareholders’ meeting (whereby abstentions are not included in the numerator nor in the denominator), which can only validly pass such resolution if at least 50% of the share capital of our company and at least 50% of the profit certificates, if any, are present or represented. In the event where the required quorum is not present or represented at the first meeting, a second meeting needs to be convened through a new notice. The second general shareholders’ meeting may validly deliberate and decide regardless of the number of shares present or represented. The special majority requirements, however, remain applicable.

Under the DGCL, the certificate of incorporation or bylaws of a Delaware corporation may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Right to ask questions

Within the limits of Article 7:139 of the Belgian Companies and Associations Code, security holders have a right to ask questions to the directors in connection with the report of the board of directors or the items on the agenda of such general shareholders’ meeting. However, directors may, in the interest of our company, refuse to answer questions when the communication of certain information or facts could cause prejudice to our company or is contrary to the obligations of confidentiality entered into by them or by our company.

Shareholders can also ask questions to the statutory auditor in connection with its report. Such questions can be submitted in writing prior to the meeting or can be asked at the meeting. Written questions to the statutory auditor must be submitted to our company at the same time as questions to the directors. The statutory auditor may, in the interest of our company, refuse to answer questions when the communication of certain information or facts could cause prejudice to our company or is contrary to its professional secrecy or to obligations of confidentiality entered into by our company. The statutory auditor has the right to speak at the general meeting in connection with the performance of its duties.

Written and oral questions will be answered during the meeting concerned in accordance with applicable law. In addition, in order for written questions to be considered, the shareholders who submitted the written questions concerned must comply with the formalities to attend the meeting, as explained under “—Admission to Meetings.”

Dividends and other distributions

Under Belgian law, companies can make distributions to shareholders either as dividends of profits or as a return of capital from a reduction of share capital or issue premium.

Dividends of profits

All shares participate equally in our company’s profits (if any). Pursuant to the Belgian Companies and Associations Code, the shareholders can in principle decide on the distribution of profits with a simple majority vote at the occasion of the annual general shareholders’ meeting, based on the most recent non-consolidated statutory audited financial statements, prepared in accordance with Belgian GAAP and based on a (non-binding) proposal of the Company’s board of directors. The Belgian Companies and Associations Code and the Company’s articles of association also authorize the board of directors to declare interim dividends without shareholder approval.

The right to pay such interim dividends is, however, subject to certain legal restrictions.

Our ability to distribute dividends is subject to availability of sufficient distributable profits as defined under Belgian law on the basis of our stand-alone statutory accounts prepared in accordance with accounting principles generally accepted in Belgium, or Belgian GAAP (and hence not on the basis of the IFRS consolidated accounts). In particular, dividends can only be distributed if, following the declaration and issuance of the dividends, the amount of our net assets on the date of the closing of the last financial year as shown on the stand-alone statutory financial statements (i.e., summarized, the amount of the assets as shown on the balance sheet, decreased by provisions and liabilities, and, save in exceptional cases, to be mentioned and justified in the notes to the annual accounts, decreased by the non-amortized costs of incorporation and extension and the non-amortized costs for research and development, all in accordance with Belgian GAAP), does not fall below the amount of the paid-up capital (or, if higher, the issued capital), increased by the amount of non-distributable reserves (which include, as the case may be, the unamortized part of any revaluation surpluses).

Furthermore, pursuant to Belgian law and our articles of association, we must allocate each year an amount of at least 5% of our annual net profit under our stand-alone statutory accounts (prepared in accordance with Belgian GAAP) to a legal reserve on our stand-alone statutory accounts, until the legal reserve amounts to 10% of our share capital. Our legal reserve currently does not meet this requirement. Accordingly, 5% of our annual net profit under our stand-alone statutory accounts (prepared in accordance with Belgian GAAP) during future years will need to be allocated to the legal reserve, further limiting our ability to pay out dividends to our shareholders.

In addition, further financial restrictions and other limitations may be contained in future credit agreements.

The right to payment of dividends expires five years after the board of directors declared the dividend payable.

Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for either or both of the fiscal year in which the dividend is declared and the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). Dividends may be paid in the form of shares, property or cash.

Return of capital via reduction of share capital or issue premium

All shares will be entitled to participate in the same manner if we return our capital to our shareholders via reducing our share capital or issue premium. Pursuant to the Belgian Companies and Associations Code, reducing our share capital would require an amendment to our articles of association. As described above, such an amendment would be subject to approval of 75% of the votes of our shareholders cast at a shareholders’ meeting at which at least 50% of the share capital is represented, or, where quorum was not reached at the first meeting, a subsequent meeting to which quorum requirements will not apply. Subject to the foregoing requirements, we can return our share capital to shareholders as long as it is not reduced to less than a certain de minimis amount. A reduction of our issue premium would not constitute an amendment to our articles of association, but would be subject to the same approval and quorum requirements as such an amendment.

Furthermore, if we return capital to shareholders, creditors who have a receivable that has not yet been paid by us, or have an outstanding claim that is subject to arbitration or litigation, can, within two months following the publication of the shareholder approval of the capital return, demand collateral to secure their receivable or claim.

Appointment of directors

Pursuant to the Belgian Companies and Associations Code and the articles of association, the board of directors must consist of at least three directors and no more than nine directors.

Liquidation rights

Our company can only be voluntarily dissolved by a shareholders’ resolution passed with a majority of at least 75% of the votes cast at an extraordinary shareholders’ meeting where at least 50% of the share capital is present or represented. In the event the required quorum is not present or represented at the first meeting, a second meeting needs to be convened through a new notice. The second meeting of shareholders can validly deliberate and decide regardless of the number of shares present or represented.

Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution of a Delaware corporation must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

In the event of the dissolution and liquidation of our company, the assets remaining after payment of all debts and liquidation expenses will be distributed to the holders of our shares, each receiving a sum on a pro rata basis.

Pursuant to article 7:228 of the Belgian Companies and Associations Code, if, as a result of losses incurred, the ratio of our net assets (determined in accordance with Belgian legal and accounting rules for non-consolidated financial statements) to share capital is less than 50%, the board of directors must convene an extraordinary general shareholders’ meeting within two months as of the date upon which the board of directors discovered or should have discovered this undercapitalization. At this general shareholders’ meeting the board of directors needs to propose either the dissolution of the Company or the continuation of the Company, in which case the board of directors must propose measures to ensure the Company’s continuity. The board of directors must justify its proposals in a special report to the shareholders. Shareholders representing at least 75% of the votes validly cast at this meeting have the right to dissolve the

Company, provided that at least 50% of our share capital is present or represented at the meeting. In the event the required quorum is not present or represented at the first meeting, a second meeting needs to be convened through a new notice. The second shareholders’ meeting can validly deliberate and decide regardless of the number of shares present or represented.

If, as a result of losses incurred, the ratio of the Company’s net assets to share capital is less than 25%, the same procedure must be followed, it being understood, however, that in that event shareholders representing 25% of the votes validly cast at the meeting can decide to dissolve the Company.

Pursuant to article 7:229 of the Belgian Companies and Associations Code, if the amount of the Company’s net assets has dropped below €61,500 (the minimum amount of share capital of a corporation with limited liability organized under the laws of Belgium (naamloze vennootschap/société anonyme)), any interested party is entitled to request the competent court to dissolve the Company. The court can order the dissolution of the Company or grant a grace period within which the Company is to remedy the situation.

If the Company is dissolved for any reason, the liquidation must in principle be carried out by one or more liquidators appointed by the general shareholders’ meeting and whose appointment has been ratified by the enterprise court. Any balance remaining after discharging all debts, liabilities and liquidation costs must first be applied to reimburse, in cash or in kind, the paid-up capital of the shares not yet reimbursed. Any remaining balance shall be equally distributed amongst all the shareholders.

On the date of this Annual Report, the Company’s net equity is positive and does not fall within the scope of the articles 7:228 or 7:229 of the Belgian Companies and Associations Code.

Belgian legislation

Disclosure/notification of significant shareholdings

Pursuant to Article 7:83 of the Belgian Companies and Associations Code, when a natural or legal person directly or indirectly acquires dematerialized voting securities that cause that person to hold 25% or more of the total voting rights of the company as of the date of the transaction, such person must notify the company of the total number of securities held by them within five working days following the day of acquisition. This notification is also compulsory within the same period in case of a transfer of securities when such transfer results in the voting rights falling below the 25% threshold mentioned above.

The obligation to disclose significant shareholdings as well as certain other provisions of Belgian law (e.g., merger control, foreign investment screening and authorized capital) that may apply to the Company, may make an unsolicited tender offer, merger, change in management or other change in control, more difficult. Such provisions could discourage potential takeover attempts that third parties may consider and that other shareholders may consider to be in their best interest and could adversely affect the market price of the shares. These provisions may also deprive shareholders of the opportunity to sell their shares at a premium (which is typically offered in the context of a takeover bid).

The Belgian Act of May 2, 2007 on the disclosure of significant shareholdings in issuers whose securities are admitted to trading on a regulated market and containing various provisions, as amended from time to time, does not apply to us. However, in accordance with U.S. federal securities laws, holders of our common shares and holders of ADSs will be required to comply with disclosure requirements relating to their ownership of our securities. Any person who, after acquiring beneficial ownership of our common shares or ADSs, is the beneficial owners of more than 5% of our outstanding common shares or common shares underlying ADSs must file with the SEC a Schedule 13D or Schedule 13G, as applicable, disclosing the information required by such schedules, including the number of our common shares or common shares underlying ADSs that such person has acquired (whether alone or jointly with one or more other persons). In addition, if any material change occurs in the facts set forth in the report filed on Schedule 13D (including a more than 1% increase or decrease in the percentage of the total shares beneficially owned), the beneficial owner must promptly file an amendment disclosing such change.

Public takeover bids

Public takeover bids in Belgium for the Company’s shares and other securities giving access to voting rights (such as subscription rights or convertible bonds, if any) are subject to supervision by the FSMA. Any public takeover bid must be extended to all of the Company’s voting securities, as well as all other securities giving access to voting rights. Prior to making a bid, a bidder must publish a prospectus which has been approved by the FSMA prior to publication.

Belgium has implemented the Thirteenth Company Law Directive (European Directive 2004/25/EC of April 21, 2004) by the Belgian Act of April 1, 2007 on public takeover bids, as amended, or the Belgian Takeover Act, and the Belgian Royal Decree of April 27, 2007 on public takeover bids, as amended, or the Belgian Takeover Decree. As the Company does not qualify as a listed company under Belgian law (as the Company’s shares are not admitted to trading and listing on a regulated market within the European Economic Area), the requirement, provided for by the Belgian Act of April 1, 2007, to launch a mandatory bid for all of our outstanding shares and securities giving access to shares if a person, as a result of its own acquisition or the acquisition by persons acting in concert with it or by persons acting on their account, directly or indirectly holds more than 30% of the voting securities in a company that has its registered office in Belgium and of which at least part of the voting securities are traded on a regulated market or on a multilateral trading facility designated by the Belgian Royal Decree of April 27, 2007 does not apply. This may allow existing shareholders or new investors to acquire significant influence or control over the Company by acquiring the shares in the market without being required to acquire the other outstanding voting securities, as well as for all other securities that entitle the holders thereof to the subscription to, the acquisition of or conversion into voting securities.

There are several provisions of Belgian company law and certain other provisions of Belgian law, such as merger control, that may apply towards the Company and which may create hurdles to an unsolicited tender offer, merger, change in management or other change in control. These provisions could discourage potential takeover attempts that other shareholders may consider to be in their best interest and could adversely affect the market price of the shares of the Company. These provisions may also have the effect of depriving the shareholders of the opportunity to sell their shares at a premium.

In addition, pursuant to Belgian company law, the board of directors of Belgian companies may in certain circumstances, and subject to prior authorization by the shareholders, deter or frustrate public takeover bids through dilutive issuances of equity securities (pursuant to the authorized capital) or through share buy-backs (i.e. purchase of own shares). In principle, the authorization of the board of directors to increase the share capital of the Company through contributions in kind or in cash with cancellation or limitation of the preferential subscription right of the existing shareholders is suspended as of the notification to the Company by the FSMA of a public takeover bid on the securities of the Company. The general shareholders’ meeting can, however, under certain conditions, expressly authorize the board of directors to increase the capital of the Company in such case by issuing shares in an amount of not more than 10% of the existing shares at the time of such a public takeover bid. (see also “—Changes to our share capital” and “—Share capital increases by our board of directors”).

Our articles of association do not provide for any specific protective mechanisms against public takeover bids.

Squeeze-out

Pursuant to Article 7:82 of the Belgian Companies and Associations Code or the regulations promulgated thereunder, a person or legal entity, or different persons or legal entities acting alone or in concert, who own, at least 95% of the securities with voting rights in a limited liability company are entitled to acquire the totality of the securities with voting rights in that company following a squeeze-out offer. With the exception of the securities for which the owner has expressly indicated in writing that he does not wish to relinquish them, the securities not offered at the end of the procedure shall be deemed to have passed automatically to the person making a squeeze-out offer with consignment of the price.

Limitations on the right to own securities

Neither Belgian law nor our articles of association impose any general limitation on the right of non-residents or foreign persons to hold our securities or exercise voting rights on our securities other than those limitations that would generally apply to all shareholders. However, investors residing, incorporated or with an ultimate beneficiary owner based outside the European Union may have to obtain the prior approval of the Belgian Inter-Federal Screening Commission in order to hold certain important stakes of the voting rights in the Company, in each case in accordance with, and subject to, the applicable Belgian foreign investment screening regulations.

Transfer Agent and Registrar of Shares

Our share register for the underlying common shares is maintained by the Company. The share register reflects only record owners of our common shares. Holders of our ADSs will not be treated as our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the common shares underlying our ADSs. Pursuant to the terms of the deposit agreement, holders of our ADSs have a right to receive the common shares underlying their ADSs.

American Depositary Shares

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that the holder may otherwise deem important. For more complete information, the holder should read the entire deposit agreement and the form of the American Depositary Receipt, or ADR, filed as Exhibit 2.2 of our Annual Report. The Bank of New York Mellon serves as the depositary for the ADSs.

Each ADS represents one common share (or a right to receive one common share) deposited with ING Securities Services, Inc., as custodian for the depositary. Each ADS also represents any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

A holder may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in the holder’s name, or (ii) by having uncertificated ADSs registered in the holder’s name, or (B) indirectly by holding a security entitlement in ADSs through the holder’s broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If the holder holds ADSs directly, the holder is a registered ADS holder, also referred to as an ADS holder. This description assumes the holder is an ADS holder. If the holder holds the ADSs indirectly, the holder must rely on the procedures of the holder’s broker or other financial institution to assert the rights of ADS holders described in this section. A holder should consult with the holder’s broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, the holder will not be treated as one of our shareholders and the holder will not have shareholder rights. Belgian law governs shareholder rights. The depositary will be the holder of the shares underlying the holder’s ADSs. As a registered holder of ADSs, the holder will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, the holder should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in the section of the Annual Report titled “Where you can find additional information.”

Dividends and other distributions

How will a holder receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. The holder will receive these distributions in proportion to the number of shares the holder’s ADSs represent.

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Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Material income tax considerations”. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, the holder may lose some of the value of the distribution.

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Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

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Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, the holder will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

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Other distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to the holder.

Deposit, withdrawal and cancellation

How are ADSs issued?

The depositary will deliver ADSs if the holder or the holder’s broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names the holder request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

The holder may surrender the holder’s ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at the holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge the holder a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

When can ADSs be cancelled by the depositary?

The depositary may cancel ADSs if there are no underlying deposited securities, or those deposited securities have become apparently worthless or to the extent there are insufficient underlying deposited securities because of an increase in the number of shares represented by one ADS.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

The holder may surrender the holder’s ADR to the depositary for the purpose of exchanging the holder’s ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting rights

How does a holder vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit the holder’s voting instructions (and we are not required to do so), the depositary will notify the holder of a shareholders’ meeting and send or make voting materials available to the holder. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Belgium and the provisions of our articles of association or similar documents, to vote or to have its agents vote the deposited shares as instructed by ADS holders. If we do not request the depositary to solicit the holder’s voting instructions, the holder can still send voting instructions, and, in that case, the depositary may try to vote as the holder instruct, but it is not required to do so.

Except by instructing the depositary as described above, the holder will not be able to exercise voting rights unless the holder surrenders the holder’s ADSs and withdraws the shares. However, the holder may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure a holder that the holder will receive the voting materials in time to ensure that the holder can instruct the depositary to vote the shares represented by the holder’s ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that the holder may not be able to exercise voting rights and there may be nothing the holder can do if the shares represented by the holder’s ADSs are not voted as the holder requested.

In order to give a holder a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

To the extent not prohibited by law or regulations, we and the depositary may, upon notice to ADS holders, agree to modify or adopt additional voting procedures from time to time.

Fees and expenses

Holders or persons depositing or withdrawing shares, surrendering ADSs, or to whom or from whom ADSs are delivered or cancelled, must pay:	For:
$10.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property or in relation to a change in the number of shares represented by ADSs

Surrender of ADSs for the purpose of withdrawal or cancellation of ADSs, including if the deposit agreement terminates or in relation to a change in the number of shares represented by ADSs

$.10 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to a holder had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
Fees assessed from time to time, but not exceeding $.10 per ADS during any calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when a holder deposits or withdraws shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect fees for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. While aggregate fees for depositary services will not exceed $.10 per ADS in a calendar year, an investor may be charged more than one such fee in a consecutive 12-month period. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of taxes

The holder will be responsible for any taxes or other governmental charges payable on the holder’s ADSs or on the deposited securities represented by any of the holder’s ADSs. The depositary may refuse to register any transfer of the holder’s ADSs or allow the holder to withdraw the deposited securities represented by the holder’s ADSs until those taxes or other charges are paid. It may apply payments owed to the holder or sell deposited securities represented by the holder’s ADSs to pay any taxes owed and the holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and exchange offers; redemption, replacement or cancellation of deposited securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask the holder to surrender the holder’s outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without the holder’s consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, the holders are considered, by continuing to hold the holder’s ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
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we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;
•	we appear to be insolvent or enter insolvency proceedings;
•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to ADS holders (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on obligations and liability

Limits on our obligations and the obligations of the depositary; limits on liability to holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on the holder’s behalf or on behalf of any other person;
•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;
•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
•

the depositary has no duty to make any determination or provide any information as to our tax status, and neither we nor the depositary have any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for depositary actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

The holder’s right to receive the shares underlying the holder’s ADSs

ADS holders have the right to surrender their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when the holder owes money to pay fees, taxes and similar charges; or
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct registration system

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for the holder’s inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send the holder copies of those communications or otherwise make those communications available to the holder if we ask it to. The holder has a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury trial waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

The holder will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Exchange controls and limitations affecting shareholders

There are no Belgian exchange control regulations that impose limitations on our ability to make, or the amount of, cash payments to residents of the United States. We are in principle under an obligation to report to the National Bank of Belgium certain cross-border payments, transfers of funds, investments and other transactions in accordance with applicable balance-of-payments statistical reporting obligations. Where a cross-border transaction is carried out by a Belgian credit institution on our behalf, the credit institution will in certain circumstances be responsible for the reporting obligations.